EXHIBIT 5.1

ROETZEL & ANDRESS, LPA
350 East Las Olas Boulevard
Las Olas Centre II, Suite 1150
Fort Lauderdale, Florida 33301

______________, 2010

Onstream Media Corporation
1291 SW 29 Avenue
Pompano Beach, Florida 33069

Re: Registration Statement on Form S-3; Onstream Media Corporation (the "Company")

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the proposed issuance and sale by you of an aggregate initial offering price not to exceed $7,000.000 in shares of Company common stock (“Common Stock ") individually or in units (“Units”) (the Common Stock and Units are collectively referred to as the “Securities”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Securities and related matters; (c) the Registration Statement and the exhibits thereto; (d) the instruments defining the terms and conditions of the Securities; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida, any applicable Federal Securities laws.

Based upon the foregoing, we are of the opinion that all requisite action necessary to make the Securities or a portion of them being offered valid, legal and binding obligations of the Company shall have been taken when:  (a) at our meeting or meeting of the Company’s board of directors or committee of the board of directors, favorable action shall have been taken to approve and authorize the issuance and sale of the Securities and (b) the Securities shall have been issued and delivered for the consideration contemplated in the Registration Statement and any prospectus relating to the Securities and in accordance with the provisions of any agreement thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Securities Act of 1933 or the Rules and Regulations promulgated thereunder.

Sincerely,

/s/ Roetzel & Andress, LPA
Roetzel & Andress, LPA